Exhibit 10.19
January 1, 2014

Dear Sue,

I am pleased to offer you the position of Executive Vice President, Chief Merchandising Officer at Vera Bradley, Inc. and its subsidiaries effective as of January 6, 2014, reporting to the Chief Executive Officer, with duties and responsibilities commensurate with such position. A detailed overview of the compensation and benefits associated with this offer follows. Please note that this offer is contingent upon the successful completion of your background check and pre-employment drug screen.

Upon acceptance of this offer, please sign a copy of this letter and return it to Julie North, Vice President, Human Resources. Please feel free to contact me should you have any questions regarding the offer details.

We are thrilled you are joining Vera Bradley! Your experience, qualifications, and positive energy will be an excellent addition to our team!
Compensation
Your bi-weekly base salary will be $19,231, which equates to an annual base salary of $500,000.

You will be eligible for both an Annual Incentive and a Long-term Incentive starting in Vera Bradley’s fiscal 2015. These incentives are tied to performance during fiscal 2015, which begins February 2, 2014 and ends January 31, 2015. Please note that although you will be employed at Vera Bradley for approximately one month of fiscal 2014 (which ends February 2, 2014), you will not be eligible to participate in any fiscal 2014 incentive plans.

In fiscal 2015, your Annual Incentive will be a guaranteed annual bonus at the target payout level (which is 50% of your base salary) for that fiscal year. The fiscal 2015 Annual Incentive is anticipated to be paid in March 2015. Thereafter, the Annual Incentive will have a target incentive set at 50% of your annual base salary. Also starting in fiscal 2015, you will be eligible for a Long-Term Incentive, with a target incentive set at 60% of your base salary. Both the Annual Incentive and the Long-Term Incentive grants are subject to specific plan documents, which will be provided to you in March 2014. These incentives are also described in further detail in the attached Total Rewards Summary.

As additional consideration, you will receive a one-time grant of Restricted Stock Units (RSUs). The number of RSUs actually granted will be equal to $600,000 calculated based upon the price of VRA shares at the close of the market on your first day of employment with the Company. These RSU’s will vest ratably over three years and will be subject to specific plan documents that will be provided upon grant.

You will be entitled to a retention bonus of $375,000 to be paid in three equal payments of $125,000: August 1, 2014, August 1, 2015 and August 1, 2016. In the event that your employment terminates prior to the payment of the third installment of the retention bonus which is earned August 1, 2016, you will be paid an amount equal to any unpaid portion of the retention bonus in addition to any other amounts owed to you under the Vera Bradley 2014 Executive Severance Plan (the “Plan”) or any other applicable plan or document; provided, however, that this sentence will not apply in the case of any voluntary termination by you without Good Reason (as defined in the Plan) or by Vera Bradley for Cause (as defined in the Plan).
Benefits
Listed below is information regarding our complete benefits package based on a tentative January 1, 2014 start date. Further details can be found in the attached Vera Bradley Employee Benefits Guide.

•	Nine (9) paid holidays annually

•	25 days (200 hours) of paid managed time off (MTO) per calendar year. MTO provides for time away from work for any purpose.

•	Short-term disability insurance (one year waiting period)

•	Long-term disability insurance (one year waiting period)

•	Life insurance coverage equal to one times your annual salary with a minimum of $50,000, maximum of $200,000 (30 day waiting period)

•	Health/Dental insurance through Anthem. Vera Bradley pays a portion of both the employee and dependent premium after a 30 day waiting period

•	Section 125 Flexible Spending Plan (30 day waiting period). You can create a non-taxable account to pay non-reimbursable medical expenses and dependent care expenses.

•	A 401(k) Profit Sharing Plan (one year waiting period). Your eligibility date will be January 1, 2015.

•	Ability to purchase on account, Vera Bradley product at discounted pricing.

•	Participation in the Vera Bradley, Inc. 2013 Executive Severance Plan.
Temporary Living & Relocation Assistance
Vera Bradley will provide you the following relocation benefits to assist with your transition from Michigan to Indiana:

•	Reasonable, interim living expenses (rent, utilities, internet, cleaning fees, etc.) up to a maximum of $3,000 per month for a period of nine months.

•	Directly pay costs associated with moving your household goods and personal effects from your current residence to your new permanent residence up to a maximum of $25,000.

•	Expenses relating to two pre-move house hunting trips for you and your family up to a maximum of $5,000.

•	Expenses to assist with customary closing costs and realtor fees of sale of existing home in Michigan not to exceed 6% of sales price up to a maximum of $80,000.

•	Expenses relating to two flights per month from Fort Wayne to Michigan for a period of nine months up to a maximum of $9,000.

•	A lump sum cash payment of $80,000 to be paid January 31, 2014 to be used to cover miscellaneous expenses including taxes due.

Please note that some reimbursed expenses are considered taxable income and will be reported as income upon reimbursement by Vera Bradley. If you have any questions about the tax consequences of this reimbursement, please consult your tax advisor. In addition, supporting documentation will be required for reimbursement.
Repayment Provision
In the event you elect to voluntarily resign employment from Vera Bradley (except in the case of a resignation for Good Reason (as defined in the Plan)) or are involuntary terminated for cause, at any time within twelve (12) months of receiving relocation assistance, you will be subject to the repayment costs associated with any relocation assistance provided.

Sue, please note that this letter merely memorializes our offer to you and does not constitute a written employment contract for any specific term.  Your employment with Vera Bradley will be on an "at will" basis, which means that either party may end the employment relationship at any time without notice, for any reason.

Sincerely,

Robert T. Wallstrom
President & Chief Executive Officer

Accepted by Sue Fuller

/s/ Sue Fuller	1/1/2014
Sue Fuller	Date

Total Rewards - Sue Fuller, EVP & Chief Merchandising Officer

ANNUAL CASH AND AWARDS	Value	Details
Annual Base Salary	$500,000	$19,231 paid bi-weekly.
Annual Cash Incentive	$250,000	Target based on 50% of annual salary (FY2015 bonus guaranteed at target (50% annual salary)
Annual Long-Term Equity Incentive	$300,000	Target based on 60% of annual salary (60% performance based; 40% time based vesting ratably over three years)
Estimated Annual Cash and Awards in FY2015	$1,050,000

Retirement & Employee Health & Welfare Benefits	Value	Details
Company 401k match contributions	$8,750	Assumes participation at maximum IRS contribution of $17,500.
Company provided health and welfare benefits	$18,200	Estimated annual average contribution paid by Vera Bradley for employee's behalf for health, dental, life and AD&D coverages. Assumes employee plus family medical and dental coverage elected.
Estimated Annual Company Contributions of Retirement and Employee Health & Welfare Benefits	$26,950
Total Annual Awards	$1,076,950

ONE-TIME AWARDS	Value	Details
Equity Grant awarded upon first day of employment with Vera Bradley	$600,000
Granted in Restricted Stock Units (RSUs) equivalent to $600,000. The exact number of RSUs granted will be calculated based on the VRA strike price at the end of business on your first day of employment.
This grant will vest ratably over three years.

Retention Bonus	$375,000
Cash lump sum paid ratably over three years. First payment of $125,000 to be paid on August 1, 2014. Unpaid portion payable upon termination, other than in the case of voluntary termination without Good Reason or termination by the Company for Cause (as described more fully in offer letter).

One-Time Awards	$975,000

OTHER CONSIDERATIONS - Interim Living & Relocation Assistance	Details
Temporary Living	Interim living expenses up to $3,000 per month for 9 months (commuting from Birmingham, MI to Fort Wayne, IN). Approximate cost: $27,000
Moving of Household Goods	Reimbursement of costs associated with moving household and personal effects from Michigan to Indiana. Approximate cost: $25,000
House Hunting	Two house hunting trips for you and your family. Approximate cost: $5,000
Home Sale/Purchase Assistance
Assistance with sale of current home including customary closing costs, agent fees and base expenses associated with sale (6% commission on house sale plus other customary expenses). Approximate cost: $80,000.

Flights	Up to two flights per month from Fort Wayne to Michigan for a period of nine months. Approximate cost: $9,000
One time Cash Lump sum	Lump sum cash bonus paid January 31, 2014 of $80,000 to help offset taxes incurred relative to relocation expenses and other miscellaneous expenses.
Flights	Up to two flights per month from Fort Wayne to Michigan for a period of nine months. Approximate cost: $9,000

Vera Bradley Executive Severance Plan	Details
This is a summary of the applicable terms and conditions of the Vera Bradley 2014 Executive Severance Plan, and is in all cases subject to the terms of the plan document including conditions not set forth below.

Severance Outside of a Change in Control
Termination by Company without “Cause” or by Executive for “Good Reason”
• All unpaid Base Salary
• Any accrued Benefits Any Bonus that was earned in a prior fiscal year, but not yet paid
• A pro rata portion of Bonus in the current year at actual performance levels
• A lump sum equal to one and one-half (1.5) times the sum of base salary and target bonus (currently there are five total EVP positions)
• 12 months of COBRA
• Recurring LTI grants to be treated in accordance with the terms of grant documents

Severance Following a Change in Control
Termination in anticipation of, upon or within 24 months following a Change in Control by the Company without “Cause” or by the Executive with “Good Reason”
• All unpaid Base Salary
• Any accrued Benefits
• Any Bonus that was earned in a prior fiscal year, but not yet paid
• A pro rata portion of Bonus in the current year at target performance levels
• A lump sum equal to two times the sum of base salary and target bonus
• 12 months of COBRA
• Outplacement services up to $30,000
• Recurring LTI grants to be treated in accordance with the terms of grant documents

Restrictive Covenants
Non-Competition
• During the period of Executive's employment and for a period of one (1) year following Executive's termination of employment for any reason, Executive shall not:
• singly, jointly, or in any other capacity, in a manner that contributes to any research, design, development, strategy, marketing, promotion, or sales, or that relates to Executive's employment with the Company, directly or beneficially engage in, manage, join, participate in the management, operation or control of, or work for, or permit the use of her name by, or provide financial or other assistance to, any person or entity that engages in the design, production, marketing, and retailing of (A) handbags and other bags and related accessories ("Handbag Competitive Activities"), or (B) accessories such as jewelry, travel and leisure items, and baby clothes and accessories ("Other Competitive Activities"), and, in the case of either (A) or ((B), has received in the prior fiscal year at least twenty-five percent (25%) of its revenues from Handbag Competitive Activities and more than fifty (50%) of its revenues from the combination of Handbag and Other Competitive Activities (a "Competitor");

• provide any service or assistance to a Competitor, (A) that is of the general type of service or assistance provided by Executive to the Company, (B) that relates to any design, product, project or piece of work with which Executive was involved during her employment, (C) that contributes to causing an entity to design, manufacture, sell and market any product or service that competes with or that is similar to the handbags and other bags, jewelry, travel and leisure items, and baby clothes and accessories that are designed, produced, sold or marketed by the Company, or (D) in which there is a reasonable possibility that Executive may, intentionally or inadvertently, use or rely upon the Company's secret or confidential information;

• solicit or accept if offered to Executive, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then-current employee of the Company (or was an employee of the Company during the year preceding such solicitation), (B) solicit any of the Company's then-current employees (or an individual who was employed by or engaged by the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, or (C) agree to hire any then-current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with Executive or any company, individual or other entity; or

• On behalf of a Competitor, directly or indirectly divert or attempt to divert from the Company any business in which the Company has been actively engaged during Executive's employment, nor interfere with the relationships of the Company or with their sources of business.

Confidentiality
• Participant shall not during his employment (except in connection with the proper performance of his duties) and thereafter, disclose to any person or entity, or use for any reason or purpose, any material or significant secret or confidential information concerning the business of the Company that Participant obtained in the course of Participant's employment.

• Participant further agrees that if Participant's employment is terminated for any reason, Participant will not take, but will leave with the Company, all records and papers and all matter of whatever nature that bears secret or confidential information of the Company.

Non-Disparagement
Participant agrees not to make, repeat, authorize, or permit any person under his control to make, directly or indirectly, any public statements (whether oral or written), comments, remarks, or publications of any type or of any nature, to anyone, which would defame or disparage the business reputation, practices, or conduct of the Company (including its products, services or its business decisions), or its employees, directors or officers, or any of them, at any time now or in the future.